Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

NEW PLAN EXCEL REALTY TRUST, INC.

at

$33.15 Net Per Share

by

Super MergerSub Inc.

an affiliate of

Centro Properties Limited

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, APRIL 4, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

March 8, 2007

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been engaged by Super MergerSub Inc., a Maryland corporation (“Purchaser”) and an affiliate of Centro Properties Limited (“Centro”), to act as Information Agent in connection with Purchaser’s offer to purchase all outstanding shares of common stock, $.01 par value per share (“Shares”), of New Plan Excel Realty Trust, Inc., a Maryland corporation (“New Plan”), at a price of $33.15 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 8, 2007 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that:

•      there have been validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Date, that number of Shares that, when added to any Shares already owned by the Buyer Parties (as defined below) and their affiliates (but excluding any Shares acquired by exercising the Top-Up Option described in the Offer to Purchase), represents at least a majority of the total number of votes entitled to be cast by the holders of outstanding Shares and shares of New Plan’s 7.80% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock (the “Series D Preferred Shares”) (after reflecting and taking into account any adjustment to the number of votes such holders have relative to holders of Shares in accordance with the terms of the Series D Preferred Shares), voting together as a class, on a fully diluted basis (which assumes the exercise of all in-the-money options for Shares vested and exercisable as of the first date we accept Shares for payment pursuant to the Offer and 60 days thereafter) at the Expiration Date, and

•      subject to certain exceptions, since the date of the Merger Agreement (as defined below), there has not occurred any change, event, effect or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the assets, business, results of operations or financial condition of New Plan and its subsidiaries, taken as a whole.

The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase.

Enclosed herewith are the following documents:

1.      Offer to Purchase, dated March 8, 2007;

2.      Letter of Transmittal to be used by stockholders of New Plan in accepting the Offer and tendering Shares;

3.      Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form;

4.      Notice of Guaranteed Delivery;

5.      A letter to stockholders of New Plan from the Chief Executive Officer of New Plan, accompanied by New Plan’s Solicitation/Recommendation Statement on Schedule 14D-9;

6.      A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

7.      Return envelope addressed to the Depositary (as defined below); and

8.      Notice of Merger Pursuant to Section 3-106 of the Maryland General Corporation Law.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 27, 2007 (as it may be amended or supplemented from time to time, the “Merger Agreement”), among New Plan, Excel Realty Partners, L.P., a Delaware limited partnership, Super IntermediateCo LLC, a Maryland limited liability company and the direct parent of Purchaser (“Parent”), Purchaser and Super DownREIT MergerSub LLC, a Delaware limited liability company (“DownREIT MergerSub” and, together with Parent and Purchaser, the “Buyer Parties”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into New Plan, with New Plan as the surviving corporation (the “Merger”), and each issued and outstanding Share (other than Shares owned by New Plan or any subsidiary of New Plan or by Purchaser) will automatically be converted into, and canceled in exchange for, the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any required withholding taxes, payable upon the surrender of the certificate formerly representing such Share.

The New Plan board of directors unanimously has approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to and in the best interests of New Plan and the holders of Shares. The New Plan board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Date if and when Purchaser gives oral or written notice to Computershare Trust Company of New York (the “Depositary”) of Purchaser’s acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal properly completed and duly executed (or a manually executed copy thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Neither Centro nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, April 4, 2007, unless the Offer is extended.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF CENTRO, PURCHASER, MERGERSUB, NEW PLAN, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders Call Toll-Free: (877) 750-5836
Banks and Brokers Call Collect: (212) 750-5833